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                          WASHINGTON GAS LIGHT COMPANY


                              RETIREMENT PLAN FOR

                               OUTSIDE DIRECTORS



                      As Amended Through October 25, 1995
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                          WASHINGTON GAS LIGHT COMPANY

                                RETIREMENT PLAN

                             FOR OUTSIDE DIRECTORS


I.  Purpose:

         . To reward eligible non-employee members of the Board of Directors ("Directors") of Washington Gas Light Company ("Company") for their services as a Board Member.

         . To provide Directors with retirement income after completion of their service to WGL.

         . To remain competitive in Director compensation by providing a special retirement benefit.


II.  Eligibility - Full and Partial Benefits:

         . A Director earns a full retirement benefit under this Plan after ten years of service as a Director. A partial retirement benefit is earned after at least five years but less than ten years of service. This partial retirement benefit is earned ratably between years 6 and 10 (i.e., 0% for service less than 5 years, 50% after 5 years, 60% after 6 years, 70% after 7 years, etc.).


III.  Amount and Term of Benefit:

         Amount of Benefit:

         . For Directors eligible for the full retirement benefit, the annual benefit is equal to the amount of the cash retainer provided by WGL at the time of retirement of the Director from the Board. For example, presently the retainer is $15,000; thus, a Director eligible for the full retirement benefit would be entitled to receive an annual benefit of $15,000 for the period specified below. The amount of the partial retirement benefit would be the percentage of retainer determined under Paragraph II, above (for example, a Director retiring after 5 years of service would be entitled to a 50% benefit or $7,500).


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         Term of Benefit:

         . The benefit will be paid to an eligible Director (or designated beneficiary) for a 10 year period.

         . Payments will begin within 30 days after retirement from the Board to a Director who retires on or after attainment of age 65. If a Director retires from the Board prior to age 65 and the Director has 5 or more years of service, payment of benefits will made to the Director within 30 days of his or her attainment of age 65. In either case, the Director may elect to defer payments to a later date provided such election is made in writing on a form and in a manner satisfactory to the Company.

         . Benefits will be paid monthly, unless the Director elects to receive benefit payments annually or semi-annually.


IV.  Disability/Death Benefit:

         . If a Director, after a minimum of five years of Board service, is disabled (construed in the same manner as the term "Disability" under the Washington Gas Light Employees' Pension Plan), such Director will be eligible for an immediate benefit under the Plan regardless of age. If the disabled Director has at least five years of service but less than ten years, the benefit will be a partial benefit determined in the manner described in Paragraph II, above. The disability benefit will continue for a ten year period, as in the case of the retirement benefit.

         . If a Director, after a minimum of five years of Board service, dies during the time of active Board service, benefits will be payable to any designated beneficiary of the Director, for up to 10 years. The amount of the benefit will be the same as the benefit paid in the case of disability. If a retired Director dies while receiving benefits hereunder or prior to the date that deferred benefits payable hereunder were scheduled to be paid, any residual benefits or benefits otherwise due the Director, as applicable, will be paid to the Director's designated beneficiary for the same period such benefits would otherwise have been paid to the Director had he survived. If no designated beneficiary is alive at the time of the Director's death, then any benefits which would otherwise have been payable hereunder will be payable to the Director's estate.

         . Directors may elect, on properly completed forms supplied by the Company, lump sum distributions to be paid to their designated beneficiaries on their death. Any payments made to a Director's estate will automatically be in a lump sum distribution. If the lump sum method is applicable, the death benefit will be equal to the present value of future benefits, discounted at a rate equal to the current rate on 5-year U.S. treasury securities.





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V.  Administration:

         . The P & C Committee will be Administrator of the Plan. Eligibility for Retirement and for a Disability benefit will be determined by the P & C Committee as Plan Administrator.


VI.  Funding/ERISA:

         . This Plan shall at all times be maintained on an unfunded basis for federal income tax purposes. A Director's rights to a benefit under this Plan are contractual in nature and in the event the Company is unable to pay any benefit required hereunder, the Director shall have, with respect to the Company, only those rights of an unsecured creditor.

         . This Plan does not cover employees of the Company and therefore is wholly exempt from the requirements and provisions of the Employee Retirement Income Security Act of 1974, as amended.


VII.  Change of Control:


         . In the event of a change of control, as defined below, a Director who has less than 5 years of service as a Director, shall immediately become 100% vested in a benefit as if they had 5 years of service as a Director. For any additional years of service as a Director, the Director shall continue to earn benefits in accordance with Paragraph II herein.

         . For purposes of this Plan, "Change of Control" means the occurrence of any one or more of the triggering events specified below:

                 (a) In the event that any person other than an Affiliate makes a tender offer or exchange offer for the Common Stock which would result, if totally successful by its own terms, in such person's owning greater than 50% of the outstanding Common Stock as measured on the date such tender or exchange offer is first publicly announced.

                 (b) In the event of any merger or consolidation involving the Company and another entity not an Affiliate, as a result of which the Company would not be the surviving entity or, if the surviving entity, would no longer be a reporting company under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended, or of any sale or lease of all or substantially all of the assets of the Company to another entity, not an Affiliate.





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                 (c)  In the event of any change of control of the Company
         otherwise than pursuant to one of the triggering events specified above. For the purposes of the subsection only, a "change of control" shall be deemed to have occurred if any person, or persons acting as a group, having beneficial ownership of less than 5% of the Common Stock as of the effective date of this Supplemental Plan thereafter becomes the beneficial owner of greater than 50% of such Common Stock.

         For purposes of this Section VII, the following terms shall have the following meanings:

         "Affiliate" means any entity that is (I) a member of a controlled group of corporations as defined in Section 1563(a) of the Internal Revenue Code of 1986, as amended ("Code"), determined without regard to Code Sections 1563(a)(4) and 1563(e)(3)(C), of which the Company is a member according to Code Section 414(b); (ii) an unincorporated trade or business that is under common control with the Company, as determined according to Code Section 414(c); (iii) a member of an affiliated service group of which the Company is a member according to Code Section 414(m); or (iv) any other subsidiary corporation or business in which the Company has a substantial interest or business relation.

         "Common Stock" means the common stock of the Company.


VIII.  Governing Law:

         . All matters relating to this Plan shall be governed by the laws of the state of Virginia, without regard to the principles of conflict of laws.





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